Exhibit (i)(3)

January 27, 2023

Spinnaker ETF Series
116 South Franklin Street
P. O. Box 69
Rocky Mount, NC  27802

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 58 to the Spinnaker ETF Series Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 74 to the Registration Statement (the “Amendment”). We also consent to all references to us in the Amendment.

Very truly yours,

/s/ Greenberg Traurig LLP

Greenberg Traurig LLP

GREENBERG TRAURIG, LLP  ■  ATTORNEYS AT LAW  ■  WWW.GTLAW.COM
2200 Ross Avenue, Suite 5200 ■  Dallas, TX ■  Tel 214.665.3685
ACTIVE 54233693v10